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UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 5, 2006

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750, 440 - 2 Avenue S.W., Calgary, Alberta, Canada T2P 5E9
(Address of principal executive offices)	(Zip Code)

403.234.8885
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 5, 2006, Big Sky Energy Corporation, a Nevada corporation (“Big Sky”), announced the closing of the private placement of a US$15,000,000 6.0% convertible note due June 30, 2008 (the “Note”).  The Note is automatically convertible into common shares of the Company at a conversion price of US$1.22 (subject to certain adjustments) and under certain specific terms and conditions.  Under certain circumstances, the Note is also redeemable at the option of the Company, in whole or in part, at any time after June 30, 2007, at par plus accrued and unpaid interest. Interest on the Note is payable in cash on a semi-annual basis.

The use of proceeds from this financing will be used to drill additional wells in its Morskoe Block (principally the Ogai Field) and the Dauletaly Block, as well as for working capital.

Westwind Partners (UK) Limited acted as sole agent to the Company in connection with the private placement of the Convertible Notes.

Neither the Note nor the shares of common stock that may be issued upon conversion of the Note have been registered under the United States Securities Act of 1933 (the "Act"), or the securities laws of any jurisdiction. Such securities may not be offered, sold, hypothecated, given, bequeathed, transferred, assigned pledged, encumbered, or otherwise disposed of ("transferred") except pursuant to (i) a registration statement with respect to such securities that is effective under the Act and applicable state securities law, or (ii) any exemption from registration under the Act, and applicable state securities law, relating to the disposition of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:      July 11, 2006

BIG SKY ENERGY CORPORATION

By:  /s/ S.A. Sehsuvaroglu

Name:  S.A. Sehsuvaroglu

Title:    Chief Executive Officer and Director